LETTER OF MOSHE HAR ADIR
                                 MOSHE HAR ADIR
                                   VERUDELA 17
                               PULA-CROATIA 52100

                                                              January 28, 2005

KPN Telecom B.V.
Maanplein 55
2516 CK The Hague
The Netherlands
Attn: Gert - Jan Wunderink

      RE:   CORCYRA D.O.O.

Gentlemen:

      The undersigned, Moshe Har Adir, is the sole owner and sole director of CORCYRA d.o.o, a Croatian company. I am an Israeli citizen who resides in Croatia. I have read and understood the terms and conditions of the Stock Purchase Agreement ("SPA") by and between KPN Telecom B.V. LLC and CORCYRA d.o.o.

      I have previously provided you with financial data and background information on myself. I am personally funding the $1,000,000 Initial Closing Purchase Price under the SPA and will transfer such funds to CORCYRA upon the execution of the SPA. I am representing and warranting to you that my financial statements dated December 13, 2004, (the "Financial Statements") are true and correct as of the date thereof. As the sole owner and sole director of CORCYRA, I hereby commit to personally fund the Premium Payments (as described in Section
2.3 of the SPA) and the Final Closing Purchase Price (as defined in Section 2.4(c) of the SPA) in accordance with the terms and conditions of the SPA.

      I hereby commit and undertake at all relevant times to have sufficient personal current assets to satisfy all obligations of CORCYRA under the SPA.


                                       Very truly yours,


                                       /s/ Moshe Har Adir
                                       -----------------------------------------
                                       Moshe Har Adir